EXHIBIT 11

ENCORE COMPUTER CORPORATION

Computation of Loss per Share
--------------------------------------------------------------------------------
(in thousands except per share data)


                                                     THREE MONTHS ENDED
                                                  ------------------------
                                                   March 29,     March 30,
Basic                                                1998          1997
--------------------------------------            -----------   ----------

Net loss                                          $     (766)   $  (20,023)

Series B, D, E, F, G and H accumulated
   Preferred Stock Dividends                                        (6,860)
                                                  -----------   ----------
Net loss attributable to
   common shareholders                            $     (766)   $  (26,883)
                                                  ===========   ==========

Weighted average common
   shares outstanding                                 67,447        37,276
                                                  ===========   ==========


Basic loss per common share                       $    (0.01)   $    (0.72)
                                                  ===========   ==========

Diluted
--------------------------

Net loss                                          $    (766)    $  (20,023)
                                                  ===========   ==========

Weighted average common
   shares outstanding                                 67,447        37,276
Series A assumed converted                                           7,364
Series B assumed converted                                          23,392
Series D assumed converted                                          35,794
Series E assumed converted                                          36,587
Series F assumed converted                                          17,120
Series G assumed converted                                          18,370
Series H assumed converted                                          11,235
Series I assumed converted                                           1,659
Exercise of options reduced by the number
   of shares purchased with proceeds                                 2,786
                                                  -----------   ----------
Weighted average shares outstanding                    67,447      191,583
                                                  ===========   ==========

Diluted loss per common share:                    $    (0.01)   $    (0.72)
                                                  ===========   ==========

Basic and diluted loss per common share are the same for all periods presented because the effect of the common stock equivalents would be antidilutive.